Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S ANNOUNCES
FIRST QUARTER RESULTS

EPS Increased 25.6% over Prior Year, Excluding BIBP;
2010 EPS Guidance Updated to a Range of $1.72 to $1.87

Highlights
•	First quarter earnings per diluted share, excluding the impact of consolidating the results of the BIBP cheese purchasing entity, of $0.54 in 2010 vs. $0.43 in 2009
•	First quarter earnings per diluted share of $0.62 in 2010 vs. $0.64 in 2009
•	Domestic system-wide comparable sales decreased 0.4%
•	International franchise system sales increased 17% for the quarter (9% excluding the impact of foreign currency exchange rates)
•	22 worldwide net unit openings during the quarter
•	Earnings guidance for 2010 updated to a range of $1.72 to $1.87 per diluted share, excluding BIBP

Louisville, Kentucky (May 4, 2010) – Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $285.8 million for the first quarter of 2010, compared to revenues of $280.9 million in 2009. Net income for the first quarter of 2010 was $16.9 million, or $0.62 per diluted share (including after-tax income of $2.2 million, or $0.08 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (“BIBP”), a variable interest entity), compared to 2009 first quarter net income of $17.8 million, or $0.64 per diluted share (including after-tax income of $5.9 million, or $0.21 per diluted share, from the consolidation of BIBP).

“We are pleased with our first quarter results,” said Papa John’s founder, chairman and chief executive officer, John Schnatter. “Even in the face of an extremely challenging competitive environment, our system posted positive transaction growth for the fourth consecutive quarter. We continue to reinforce and execute against our quality brand positioning, which has stood the test of time as a sustainable and winning long-term strategy.”

Non-GAAP Measures

Certain components of the financial information we present in this press release exclude the impact of the consolidation of BIBP, which is not a measure that is defined in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes the financial information excluding the impact of BIBP is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. Management analyzes the company’s business performance and trends excluding the impact of BIBP because they are not indicative of the principal operating activities of the company. In addition, annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude the impact of the consolidation of BIBP. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The company has provided the following table to reconcile the financial results we present in this press release excluding the impact of BIBP to our GAAP financial measures for the first quarter ended March 28, 2010 and March 29, 2009.

	First Quarter
	Mar. 28,	Mar. 29,
(In thousands, except per share amounts)	2010	2009

Pre-tax income, net of noncontrolling interests, as reported	$25,840	$28,141
(Income) from BIBP cheese purchasing entity	(3,485)	(9,025)
Pre-tax income, net of noncontrolling interests, excluding BIBP	$22,355	$19,116

Net income, as reported	$16,875	$17,839
(Income) from BIBP cheese purchasing entity	(2,213)	(5,866)
Net income, excluding BIBP	$14,662	$11,973

Earnings per diluted share, as reported	$0.62	$0.64
(Income) from BIBP cheese purchasing entity	(0.08)	(0.21)
Earnings per diluted share, excluding BIBP	$0.54	$0.43

Cash flow from operations, as reported	$26,013	$31,925
BIBP cheese purchasing entity	(3,485)	(9,025)
Cash flow from operations, excluding BIBP	$22,528	$22,900

 Revenues Comparison

Consolidated revenues were $285.8 million for the first quarter of 2010, an increase of $4.9 million, or 1.7%, over the corresponding 2009 period. The increase in revenues for the first quarter of 2010 was primarily due to the following:

•
Domestic company-owned restaurant sales decreased $2.1 million, or 1.6%, reflecting a decrease of 1.8% in comparable sales during the first quarter of 2010.  An increase in customer traffic during the first quarter of 2010 was more than offset by a decrease in the average ticket spend as we increased discounting in response to the competitive environment.

•
Franchise royalties revenue increased $2.4 million primarily due to an increase in the royalty rate (the standard royalty rate for the majority of domestic franchise restaurants was 4.25% in the first quarter of 2009 and 4.75% in the first quarter of 2010 as provided for in the franchise agreement).

•	Domestic commissary sales increased $3.1 million due to an increase in the volume of sales, partially offset by a decline in the prices of certain commodities, primarily wheat and certain meats.

•
International revenues increased $1.9 million reflecting increases in both the number and average unit volumes of our company-owned and franchised restaurants and the benefit from foreign currency fluctuation.

Operating Results and Cash Flow

Operating Results

Our pre-tax income, net of noncontrolling interests, for the first quarter of 2010 was $25.8 million, compared to $28.1 million for the corresponding period in 2009. Excluding the impact of BIBP, as shown in the previous table, first quarter 2010 pre-tax income, net of noncontrolling interests, was $22.3 million, an increase of $3.2 million or 16.9%, from the 2009 comparable results of $19.1 million. An analysis of the changes in pre-tax income, net of noncontrolling interests, for the first quarter (excluding the consolidation of BIBP), is summarized as follows (analyzed on a segment basis -- see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•
Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income was $11.4 million for the first quarter of 2010 as compared to $10.4 million in the comparable 2009 period. The increase of $1.0 million in the first quarter of 2010 was primarily due to lower commodity costs and the benefits from increased customer traffic as well as labor efficiencies from recently implemented initiatives. These benefits were partially offset by a lower average ticket price. In addition, the first quarter of 2009 results included approximately $500,000 of cost associated with the closure of four restaurants.

Restaurant operating margin on an external basis was 22.8% for the first quarter of 2010, compared to 23.4% for the comparable 2009 period. Excluding the impact of the consolidation of BIBP, restaurant operating margins were 22.1% for the first quarter of 2010, compared to 21.7% in the prior comparable period, with the margin improvement the result of the same factors that contributed to the increase in domestic company-owned restaurants’ operating income.

•
Domestic Commissary Segment. Domestic commissaries’ operating income decreased approximately $2.2 million for first quarter. The decline in operating income for the first quarter of 2010, as compared to the corresponding 2009 period, was primarily due to a lower gross margin as we reduced the prices charged to restaurants for certain products and absorbed commodity cost increases for certain vegetable products resulting from harsh Florida winter weather. We also experienced an increase in delivery costs from increased volumes and higher fuel prices.

•
Domestic Franchising Segment. Domestic franchising operating income increased approximately $2.2 million to $15.9 million for the first quarter 2010, as compared to the corresponding 2009 period. The increase for the first quarter was due to an increase in franchise royalties (the standard rate was 4.25% in the first quarter of 2009 versus 4.75% in the first quarter of 2010). The impact of the royalty rate increase was partially offset by the impact of development incentive programs offered by the company in 2009 and 2010. During the first quarter of 2010, unit opening fees collected were approximately $180,000 less than the prior year quarter even though we had 17 additional domestic unit openings, and we incurred incentive payment costs of $140,000 in 2010 (such costs were minimal in the first quarter of 2009).

•
International Segment. The operating loss during the first quarter of 2010 for the international segment was $1.1 million as compared to $777,000 in the first quarter of 2009. The decline in the operating results of approximately $300,000 was primarily due to increased personnel and franchise support costs, and start-up costs associated with our company-owned commissary in the UK that will open in the second quarter of 2010. The increase in costs was partially offset by increased revenues due to growth in number of units and unit volumes internationally.

•
All Others Segment. Operating income for the “All others” reporting segment increased approximately $500,000 for the first quarter of 2010 as compared to the corresponding 2009 period. The improvement was primarily due to an improvement in the operating results of our print and promotions subsidiary as well as our eCommerce business unit.

•
Unallocated Corporate Segment. Unallocated corporate expenses decreased approximately $2.2 million for the first quarter of 2010 as compared to the corresponding period in the prior year. The components of unallocated corporate expenses were as follows (in thousands):

	First Quarter
	Mar. 28,	Mar. 29,	Increase
	2010	2009	(decrease)

General and administrative (a)	$6,655	$6,795	$(140)
Net interest	904	1,036	(132)
Depreciation	2,165	2,128	37
Franchise support initiatives (b)	1,250	2,247	(997)
Provision for uncollectible accounts and notes receivable (c)	315	1,063	(748)
Other income	(459)	(244)	(215)
Total unallocated corporate expenses	$10,830	$13,025	$(2,195)

(a)	Unallocated general and administrative costs were relatively flat as lower salary, benefit and professional fee costs were substantially offset by increased short and long-term incentive compensation.

(b)
A reduction in franchise support initiatives, which primarily consist of discretionary contributions to the national marketing fund and other local advertising cooperatives, was in line with initial expectations for the year.

(c)
The 2009 provision for uncollectible accounts and notes receivable included specific incremental reserves for one third-party customer and a loan issued to one domestic franchisee, whereas the 2010 provision reflects more normal activity.

The effective income tax rate was 33.3% for the first quarter of 2010, as compared to 35.4% for the first quarter of 2009 (32.8%, excluding BIBP, for the first quarter of 2010 and 35.7%, excluding BIBP, for the first quarter 2009). The effective rate may fluctuate from quarter to quarter as specific federal and state issues are settled or otherwise resolved, and we expect the rate to approximate 35% to 36% over time.

Cash Flow

Net cash provided by operating activities was $26.0 million for the first quarter of 2010 as compared to $32.0 million for 2009. The consolidation of BIBP increased cash flow from operations by approximately $3.5 million for the first quarter of 2010 and approximately $9.0 million in the first quarter of 2009. Excluding the impact of the consolidation of BIBP, cash flow from operations was $22.5 million in 2010, as compared to $22.9 million in the comparable period in 2009. The favorable impact of higher net income was more than offset by unfavorable working capital changes.

Our net debt position, defined as total debt less cash and cash equivalents, was $56.5 million at March 28, 2010, compared to $73.6 million at December 27, 2009.

Form 10-Q Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three-month period ended March 28, 2010.

Domestic Comparable Sales and Unit Count

Domestic system-wide comparable sales for the first quarter of 2010 decreased 0.4% (comprised of a 1.8% decrease at company-owned restaurants and a 0.1% increase at franchised restaurants), as an increase in customer traffic was offset by a decline in the average ticket price. The comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar period.

 During the first quarter of 2010, 35 domestic restaurants were opened (four company-owned and 31 franchised) and 31 domestic restaurants were closed (one company-owned and 30 franchised). Our total domestic development pipeline as of March 28, 2010 included approximately 250 restaurants, approximately two-thirds of which are scheduled to open over the next two years.

At March 28, 2010, there were 3,491 domestic and international Papa John’s restaurants (618 company-owned and 2,873 franchised) operating in all 50 states and in 29 countries. The company-owned restaurants include 127 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

International Update

Highlights:

•	During the first quarter of 2010, 29 franchised international restaurants were opened while 11 international franchised restaurants were closed.
•
International franchise system sales increased approximately 17% to $67.7 million in the first quarter of 2010, from $58.1 million in the comparable period in 2009. Excluding the impact of foreign currency exchange rates, the increase in the first quarter of 2010 was approximately 9%.

As of March 28, 2010, there were 706 Papa John’s restaurants operating internationally (27 company-owned and 679 franchised), of which 215 were located in Korea and China and 155 were located in the United Kingdom and Ireland. Our total international development pipeline as of March 28, 2010 included approximately 1,100 restaurants, the substantial majority of which are scheduled to open over the next seven years.

Share Repurchase Activity

The company repurchased 215,000 shares of its common stock at an average price of $24.46 per share, or a total of $5.3 million, during the first quarter of 2010. A total of 218,000 shares of common stock were issued upon the exercise of stock options for the first quarter of 2010. As of the end of the quarter, there was approximately $28.5 million of remaining authorization under the company’s share repurchase program.

 The company utilizes a written trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of shares of our common stock under this share repurchase program. There can be no assurance that we will repurchase shares of our common stock either through our Rule 10b5-1 trading plan or otherwise. We may terminate the Rule 10b5-1 trading plan at any time.

There were 27.2 million diluted weighted average shares outstanding for the first quarter of 2010, as compared to 27.7 million for the same period in 2009. Approximately 27.0 million actual shares of the company’s common stock were outstanding as of March 28, 2010.

The company’s share repurchase activity had no impact on earnings per diluted share for the first quarter of 2010.

2010 Earnings Guidance Updated; Comparable Sales Guidance Reaffirmed

The company is updating its previously issued guidance for 2010 earnings per diluted share of $1.70 to $1.90, excluding the impact of the consolidation of BIBP, to $1.72 to $1.87 per diluted share. We updated the guidance based on both solid first quarter results and on the continued aggressive pricing and promotional environment in the pizza category, which we expect will result in continued restaurant margin pressures. We also expect increased marketing expenditures throughout the remainder of the year; the domestic system has approved an increase in the National Marketing Fund contribution rate to 3.2% for the third and fourth quarters, supported by an incremental contribution by the company. We continue to project domestic system-wide comparable sales of a range of negative 1% to positive 1% for 2010.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning revenue, earnings, margins, unit growth and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs (including the impact of the recently passed federal health care legislation); the ability of the company to pass along increases in or sustained high costs to franchisees or consumers; the company’s contingent liability for the payment of certain lease arrangements, approximating $5.2 million, involving our former Perfect Pizza operations in the United Kingdom that were sold in March 2006; the impact of legal claims and current proposed legislation impacting our business; and increased risks associated with our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 27, 2009. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Conference Call

A conference call is scheduled for May 5, 2010 at 10:00 a.m. Eastern Daylight Time to review the first quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (pass code 70976485) for participation in the question and answer session. International participants may dial 253-237-1189 (pass code 70976485).

The conference call will be available for replay, including by downloadable podcast, beginning May 5, 2010, at approximately noon Eastern Time, through May 10, 2010, at midnight Eastern Time. The replay can be accessed from the company’s web site at www.papajohns.com or by dialing 800-642-1687 (pass code 70976485). International participants may dial 706-645-9291 (pass code 70976485).

Summary Financial Data
Papa John's International, Inc.
(Unaudited)

	First Quarter
	Mar. 28,	Mar. 29,
(In thousands, except per share amounts)	2010	2009

Revenues	$285,786	$280,924

Income before income taxes, net of noncontrolling interests*	$25,840	$28,141

Net income	$16,875	$17,839

Earnings per share - assuming dilution	$0.62	$0.64

Weighted average shares outstanding - assuming dilution	27,154	27,707

EBITDA (1)	$34,733	$37,228

*The following is a summary of our income (loss) before income taxes, net of noncontrolling interests:

	First Quarter
	Mar. 28,	Mar. 29,
(in thousands)	2010	2009

Domestic company-owned restaurants	$11,445	$10,391
Domestic commissaries	7,148	9,384
Domestic franchising	15,922	13,682
International	(1,103)	(777)
All others	949	401
Unallocated corporate expenses	(10,830)	(13,025)
Elimination of intersegment profit	(87)	(15)
Income before income taxes, excluding BIBP	23,444	20,041
BIBP, a variable interest entity (2)	3,485	9,025
Less: noncontrolling interests	(1,089)	(925)
Total income before income taxes, net of noncontrolling interests	$25,840	$28,141

Summary Financial Data (continued)
Papa John's International, Inc.
(Unaudited)

The following is a reconciliation of EBITDA to net income (in thousands):

	First Quarter
	Mar. 28,	Mar. 29,
	2010	2009

EBITDA (1)	$34,733	$37,228
Income tax expense	(8,965)	(10,302)
Net interest	(1,013)	(1,284)
Depreciation and amortization	(7,880)	(7,803)
Net income	$16,875	$17,839

The company's free cash flow for the first quarter of 2010 and 2009 is as follows (in thousands):

	First Quarter
	Mar. 28,	Mar. 29,
	2010	2009

Net cash provided by operating activities	$26,013	$31,925
Income from BIBP cheese purchasing entity	(3,485)	(9,025)
Purchase of property and equipment	(9,125)	(5,064)
Free cash flow (3)	$13,403	$17,836

(1)
Management considers EBITDA to be a meaningful indicator of operating performance from operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

(2)
BIBP generated pre-tax income of approximately $3.5 million in the first quarter of 2010, which was composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $840,000 and $2.8 million, respectively, partially offset by interest expense on outstanding debt with Papa John’s.  For the first quarter of 2009, BIBP reported pre-tax income of $9.0 million, which was primarily composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $2.2 million and $7.1 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s.

(3)
Free cash flow is defined as net cash provided by operating activities (from the consolidated statements of cash flows) excluding the impact of BIBP, less the purchase of property and equipment. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

*   *   *   *

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended
	March 28, 2010	March 29, 2009
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$129,644	$131,705
Franchise royalties	17,736	15,361
Franchise and development fees	46	228
Commissary sales	112,640	109,539
Other sales	14,513	14,769
International:
Royalties and franchise and development fees	3,634	3,235
Restaurant and commissary sales	7,573	6,087
Total revenues	285,786	280,924

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	27,286	25,901
Salaries and benefits	35,403	38,203
Advertising and related costs	11,404	11,273
Occupancy costs	7,840	7,916
Other operating expenses	18,190	17,628
Total domestic Company-owned restaurant expenses	100,123	100,921

Domestic commissary and other expenses:
Cost of sales	95,292	92,184
Salaries and benefits	8,732	8,831
Other operating expenses	11,700	10,672
Total domestic commissary and other expenses	115,724	111,687

Income from the franchise cheese-purchasing
program, net of minority interest	(2,809)	(7,103)
International operating expenses	6,776	5,357
General and administrative expenses	27,860	27,537
Other general expenses	2,290	4,372
Depreciation and amortization	7,880	7,803
Total costs and expenses	257,844	250,574

Operating income	27,942	30,350
Net interest	(1,013)	(1,284)
Income before income taxes	26,929	29,066
Income tax expense	8,965	10,302
Net income, including noncontrolling interests	17,964	18,764
Less: income attributable to noncontrolling interests	(1,089)	(925)
Net income, net of noncontrolling interests	$16,875	$17,839

Basic earnings per common share	$0.62	$0.65
Earnings per common share - assuming dilution	$0.62	$0.64

Basic weighted average shares outstanding	27,038	27,640
Diluted weighted average shares outstanding	27,154	27,707

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 28,	December 27,
	2010	2009
	(Unaudited)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$42,551	$25,457
Accounts receivable, net	24,839	22,119
Inventories	15,073	15,576
Prepaid expenses	9,692	8,695
Other current assets	4,018	3,748
Deferred income taxes	8,211	8,408
Total current assets	104,384	84,003

Investments	1,141	1,382
Net property and equipment	188,776	187,971
Notes receivable , net	16,098	16,359
Deferred income taxes	4,817	6,804
Goodwill	74,058	75,066
Other assets	22,227	22,141
Total assets	$411,501	$393,726

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$25,785	$26,990
Income and other taxes	13,224	5,854
Accrued expenses	49,866	54,241
Current portion of debt	99,041	-
Total current liabilities	187,916	87,085

Unearned franchise and development fees	5,741	5,668
Long-term debt, net of current portion	-	99,050
Other long-term liabilities	13,744	16,886
Total liabilities	207,401	208,689

Total stockholders' equity	204,100	185,037
Total liabilities and stockholders' equity	$411,501	$393,726

Note:
The balance sheet at December 27, 2009 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended
(In thousands)	March 28, 2010	March 29, 2009
	(Unaudited)	(Unaudited)

Operating activities
Net income, net of noncontrolling interests	$16,875	$17,839
Adjustments to reconcile net income to net cash provided by
operating activities:
Provision for uncollectible accounts and notes receivable	497	1,497
Depreciation and amortization	7,880	7,803
Deferred income taxes	1,901	2,230
Stock-based compensation expense	1,673	921
Excess tax benefit related to exercise of non-qualified stock options	(207)	-
Other	330	478
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(3,247)	(115)
Inventories	514	2,056
Prepaid expenses	(986)	157
Other current assets	(270)	462
Other assets and liabilities	(645)	(80)
Accounts payable	(1,205)	(3,339)
Income and other taxes	7,370	7,780
Accrued expenses	(4,540)	(5,487)
Unearned franchise and development fees	73	(277)
Net cash provided by operating activities	26,013	31,925

Investing activities
Purchase of property and equipment	(9,125)	(5,064)
Purchase of investments	-	(97)
Proceeds from sale or maturity of investments	241	-
Loans issued	(310)	(3,988)
Loan repayments	579	507
Other	10	200
Net cash used in investing activities	(8,605)	(8,442)

Financing activities
Net repayments from line of credit facility	-	(20,500)
Net repayments from short-term debt - variable interest entities	-	1,375
Excess tax benefit related to exercise of non-qualified stock options	207	-
Proceeds from exercise of stock options	3,933	6,125
Acquisition of Company common stock	(5,269)	(4,958)
Noncontrolling interests, net of contributions and distributions	909	625
Other	(10)	(4)
Net cash used in financing activities	(230)	(17,337)

Effect of exchange rate changes on cash and cash equivalents	(84)	(9)
Change in cash and cash equivalents	17,094	6,137
Cash and cash equivalents at beginning of year	25,457	10,917

Cash and cash equivalents at end of year	$42,551	$17,054

Restaurant Progression
Papa John's International, Inc.

	First Quarter Ended March 28, 2010
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	588	26	2,193	662	3,469
Opened	4	-	31	29	64
Closed	(1)	-	(30)	(11)	(42)
Acquired	-	1	-	-	1
Sold	-	-	-	(1)	(1)
End of Period	591	27	2,194	679	3,491

	First Quarter Ended March 29, 2009
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	592	23	2,200	565	3,380
Opened	3	-	14	34	51
Closed	(4)	(1)	(17)	(5)	(27)
Acquired	-	-	1	-	1
Sold	(1)	-	-	-	(1)
End of Period	590	22	2,198	594	3,404